                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO
                                (AMENDMENT NO. 3)

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 21)

                     Johnstown/Consolidated Income Partners
                     --------------------------------------
                       (Name of Subject Company (Issuer))

                        AIMCO Properties, L.P. -- Offeror
                        ---------------------------------
                            (Names of Filing Persons
            (Identifying Status as Offeror, Issuer or Other Person))

                            Limited Partnership Units
                            -------------------------
                           (Title of Class Securities)

                                      None
                                      ----
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
                                 --------------
                 (Name, address, and telephone numbers of person
               authorized to receive notices and communications on
                            behalf of filing persons)

                                    Copy To:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

                            Calculation of Filing Fee


Transaction valuation*                                      Amount of filing fee
---------------------                                       --------------------
$1,820,272                                                  $364.05


* For purposes of calculating the fee only. This amount assumes the purchase of 62,768 units of limited partnership interest of the subject partnership for $29.00 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

 [X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:   $364.05         Filing Party:  AIMCO Properties, L.P.

Form or Registration No.: Schedule TO     Date Filed:  July 26, 2000


                                   ----------


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1

[ ] issuer tender offer subject to Rule 13e-4

[ ] going-private transaction subject to Rule 13e-3

[X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP No. NONE




1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC, BK

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e))                                                     [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

         --

8.   SHARED VOTING POWER

         39,834.5 Units

9.   SOLE DISPOSITIVE POWER

         --

10.  SHARED DISPOSITIVE POWER

         39,834.5 Units

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         39,834.5 Units

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Approximately 31.41%

14.  TYPE OF REPORTING PERSON

         PN

CUSIP No. NONE

1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         AIMCO-GP, INC.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         Not Applicable

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e))                                                     [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

         --

8.   SHARED VOTING POWER

         39,834.5 Units

9.   SOLE DISPOSITIVE POWER

         --

10.  SHARED DISPOSITIVE POWER

         39,834.5 Units

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         39,834.5 Units

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

12.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Approximately 31.41%

13.  TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY
         84-129577

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         Not Applicable

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e))                                                     [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

         --

8.   SHARED VOTING POWER

         66,042 Units

9.   SOLE DISPOSITIVE POWER

         --

10.  SHARED DISPOSITIVE POWER

         66,042 Units

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         66,042 Units

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Approximately 51.76%

14.  TYPE OF REPORTING PERSON

         CO

CUSIP No. NONE


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         INSIGNIA PROPERTIES, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         Not Applicable

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e))                                                     [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

         --

8.   SHARED VOTING POWER

         12,146 Units

9.   SOLE DISPOSITIVE POWER

         --

10.  SHARED DISPOSITIVE POWER

         12,146 Units

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,146 Units

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Approximately 9.43%

14.  TYPE OF REPORTING PERSON

         PN

CUSIP No. NONE


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         AIMCO/IPT, INC.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         Not Applicable

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e))                                                     [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

         --

8.   SHARED VOTING POWER

         26,207.5 Units

9.   SOLE DISPOSITIVE POWER

         --

10.  SHARED DISPOSITIVE POWER

         26,207.5 Units

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         26,207.5 Units

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Approximately 20.35%

14.  TYPE OF REPORTING PERSON

         CO

CUSIP No. NONE


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         MADISON RIVER PROPERTIES, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         Not Applicable

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e))                                                     [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

         --

8.   SHARED VOTING POWER

         14,061.5 Units

9.   SOLE DISPOSITIVE POWER

         --

10.  SHARED DISPOSITIVE POWER

         14,061.5 Units

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,061.5 Units

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Approximately 10.92%

14.  TYPE OF REPORTING PERSON

         OO

                   AMENDMENT NO. 3 TO TENDER OFFER STATEMENT/
                        AMENDMENT NO. 21 TO SCHEDULE 13D

         This Statement (the "Statement") constitutes (a) Amendment No. 3 to the Tender Offer Statement on Schedule TO of AIMCO Properties, L.P. (the "AIMCO OP"), relating to an offer to purchase units of limited partnership interest ("Units") of Johnstown/Consolidated Income Partners (the "Partnership"); and (b) Amendment No. 21 to the Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on December 4, 1995, by Liquidity Assistance, L.L.C. ("Liquidity"), and Insignia Financial Group, Inc. ("Insignia"), as amended by (i) Amendment No. 1, filed with the Commission on October 16, 1996, by Insignia, Liquidity, and Market Ventures, L.L.C. ("Market Ventures"), (ii) Amendment No. 2, filed with the Commission on April 25, 1997, by Insignia, Insignia Properties, L.P., ("IPLP"), and Andrew L. Farkas, (iii) Amendment No. 3, filed with the Commission on December 19, 1997, by Madison River Properties, L.L.C. ("Madison River"), IPLP, IPT, Insignia, and Andrew L. Farkas, (iv) Amendment No. 4, filed with the Commission on January 15, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (v) Amendment No. 5, filed with the Commission on January 22, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (vi) Amendment No. 6, filed with the Commission on February 2, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (vii) Amendment No. 7, filed with the Commission on February 10, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (viii) Amendment No. 8, filed with the Commission on March 12, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (ix) Amendment No. 9, filed with the Commission on November 11, 1997, by Madison River, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP"), and Apartment Investment and Management Company ("AIMCO"), (x) Amendment No. 10, filed with the Commission on May 27, 1999 by Madison, AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xi) Amendment No. 11, filed with the Commission on July 1, 1999, by Madison River, AIMCO OP/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xii) Amendment No. 12, filed with the Commission on August 6, 1999 by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xiii) Amendment No. 13, filed with the Commission on October 25, 1999 by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xiv) Amendment No. 14, filed with the Commission on November 17, 1999 by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xv) Amendment No. 15, filed with the Commission on November 23, 1999, by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO GP and AIMCO, (xvi) Amendment No. 16, dated December 16, 1999, by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xvii) Amendment No. 17, dated January 10, 2000, by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xviii) Amendment No. 18, dated July 24, 2000, by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xix) Amendment No. 19, dated August 9, 2000, by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO and (xx) Amendment No. 20, dated August 22, 2000, by Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO.

                                   ----------

Item 12.  Exhibits.
         (a)(1) Offer to Purchase, dated July 24, 2000. (Previously filed.)

         (a)(2)            Letter of Transmittal and related Instructions.
                           (Annex II to Exhibit (a)(1)) (Previously filed.)

         (a)(3) Letter, dated July 24, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(4) Letter, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(5) Press release, dated August 21, 2000. (Previously filed.)

         (a)(6) Letter of Transmittal and related Instructions in connection with extension of tender offer period.
                           (Previously filed.)

         (a)(7) Letter, dated August 21, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(8)            Supplemental Offer to Purchase, dated August 21, 2000.
                           (Previously filed.)

         (a)(9)            Supplement to Offer to Purchase, dated September 1, 2000.

         (a)(10) Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.

         (b)(1) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties,
                           L.P., Bank of America, Bank Boston, N.A., and First
                           Union National Bank. (Exhibit 10.1 to AIMCO's Current
                           Report on Form 8-K, dated August 16, 1999, is incorporated herein by this reference.)

         (b)(2)            Amended and Restated Credit Agreement, dated as of
                           March 15, 2000, among AIMCO Properties, L.P., Bank of
                           America, Bank Boston, N.A., and First Union National
                           Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s
                           Annual Report on Form 10-K for the year ended
                           December 31, 1999, is incorporated herein by this reference.)

         (b)(3)            First Amendment to $345,000,000 Amended and Restated
                           Credit Agreement, dated as of April 14, 2000, among
                           AIMCO Properties, L.P., Bank of America, as
                           Administrative Agent, and U.S. Bank National
                           Association, as Lender. (Exhibit 10.4 to AIMCO's
                           Quarterly Report on Form 10-Q for the quarter ended
                           March 31, 2000, is incorporated herein by this reference.)

         (d)               Not applicable.

         (g)               Not applicable.

         (h)               Not applicable.

         (z)(1) Agreement of Joint Filing, dated October 25, 1999 among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, and
                           Madison River. (Previously filed.)

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 1, 2000

                                        AIMCO PROPERTIES, L.P.
                                        By: AIMCO-GP, INC.
                                            (General Partner)

                                        By: /s/ Patrick J. Foye
                                            -----------------------------------
                                            Executive Vice President

                                        AIMCO/IPT, INC.

                                        By: /s/ Patrick J. Foye
                                            -----------------------------------
                                            Executive Vice President

                                        INSIGNIA PROPERTIES, L.P.

                                        By: AIMCO/IPT, INC.
                                            (General Partner)

                                        By: /s/ Patrick J. Foye
                                            -----------------------------------
                                            Executive Vice President

                                        MADISON RIVER PROPERTIES, L.L.C.

                                        By: /s/ Patrick J. Foye
                                            -----------------------------------
                                            Executive Vice President

                                        AIMCO-GP, INC.

                                        By: /s/ Patrick J. Foye
                                            -----------------------------------
                                            Executive Vice President

                                        APARTMENT INVESTMENT
                                        AND MANAGEMENT COMPANY

                                        By: /s/ Patrick J. Foye
                                            -----------------------------------
                                            Executive Vice President

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
         (a)(1)            Offer to Purchase, dated July 24, 2000. (Previously
                           filed.)

         (a)(2)            Letter of Transmittal and related Instructions.
                           (Annex II to Exhibit (a)(1)) (Previously filed.)

         (a)(3) Letter, dated July 24, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(4) Letter, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(5) Press release, dated August 21, 2000. (Previously filed.)

         (a)(6) Letter of Transmittal and related Instructions in connection with extension of tender offer period.
                           (Previously filed.)

         (a)(7) Letter, dated August 21, 2000, from AIMCO OP to the limited partners of the Partnership.

         (a)(8)            Supplemental Offer to Purchase, dated August 21,
                           2000. (Previously filed.)

         (a)(9)            Supplement to Offer to Purchase, dated September 1,
                           2000.

         (a)(10) Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.


         (b)(1) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties,
                           L.P., Bank of America, Bank Boston, N.A., and First
                           Union National Bank. (Exhibit 10.1 to AIMCO's Current
                           Report on Form 8-K, dated August 16, 1999, is incorporated herein by this reference.)

         (b)(2)            Amended and Restated Credit Agreement, dated as of
                           March 15, 2000, among AIMCO Properties, L.P., Bank of
                           America, Bank Boston, N.A., and First Union National
                           Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s
                           Annual Report on Form 10-K for the year ended
                           December 31, 1999, is incorporated herein by this reference.)

         (b)(3)            First Amendment to $345,000,000 Amended and Restated
                           Credit Agreement, dated as of April 14, 2000, among
                           AIMCO Properties, L.P., Bank of America, as
                           Administrative Agent, and U.S. Bank National
                           Association, as Lender. (Exhibit 10.4 to AIMCO's
                           Quarterly Report on Form 10-Q for quarter ended
                           March 31, 2000, is incorporated herein by this reference.)

         (d)               Not applicable.

         (g)               Not applicable.

         (h)               Not applicable.

         (z)(1) Agreement of Joint Filing, dated October 25, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, and
                           Madison River. (Previously filed.)